Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485.4553

December 2015 Performance Update

Equinox Frontier Funds Supplement Dated December 31, 2015 to Prospectus Dated April 30, 2015.

Equinox Frontier Funds Class 2

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

December performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 2	December 31, 2015 MTD	December 31, 2015 YTD	NAV / Unit
Equinox Frontier Diversified Fund-2	-4.98%	3.95%	$129.60
Equinox Frontier Long/Short Commodity Fund-2a	-1.21%	-4.63%	$106.19
Equinox Frontier Masters Fund-2	-3.49%	-1.50%	$126.60

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of December 31, 2015. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2015

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$750,641.44
Unrealized trading gain (loss)	(2,469,034.05)
Less: Commissions	(41,177.70)
Less: Trading Fee paid to Managing Owner	(70,356.32)
Interest income	28,879.56

Total Income	(1,801,047.07)

EXPENSES
Broker service fees	7,421.13
Incentive fees	(50,969.97)
Management fees	50,730.05

Total Expenses	7,181.21

Net Income (Loss)	$(1,808,228.28)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	265,665.08779	$36,232,609.81	$136.38
Current month additions	1,824.58746	241,700.00
Current month redemptions	(250.16196)	(32,980.80)
Net income (loss) for current month		(1,808,228.28)	(6.78)

Net asset value, end of current month	267,239.51329	$34,633,100.73	$129.60

Monthly rate of return			-4.98%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 2

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2015

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$34,579.81
Unrealized trading gain (loss)	(42.956.65)
Less: Commissions	(975.19)
Less: Trading Fee paid to Managing Owner	(2,640.14)
Interest income	540.92

Total Income	(11,451.25)

EXPENSES
Broker service fees	278.46
Incentive fees	1,065.52
Management fees	3,498.96

Total Expenses	4,842.94

Net Income (Loss)	$(16,294.19)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	12,329.81941	$1,325,338.71	$107.49
Current month additions	0.00000	0.00
Current month redemptions	(203.40751)	(21,378.10)
Net income (loss) for current month		(16,294.19)	(1.30)

Net asset value, end of current month	12,126.41190	$1,287,666.42	$106.19

Monthly rate of return			-1.21%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 2a

EQUINOX FRONTIER MASTERS FUND - Class 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2015

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$368,188.16
Unrealized trading gain (loss)	(607,412.33)
Less: Commissions	(6,866.76)
Less: Trading Fee paid to Managing Owner	(16,228.11)
Interest income	6,879.24

Total Income	(255,439.80)

EXPENSES
Broker service fees	1,711.51
Incentive fees	13,821.66
Management fees	18,973.06

Total Expenses	34,506.23

Net Income (Loss)	$(289,946.03)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	64,338.20715	$8,439,944.05	$131.18
Current month additions	0.00000	0.00
Current month redemptions	(1,991.25510)	(256,639.26)
Net income (loss) for current month		(289,946.03)	(4.58)

Net asset value, end of current month	62,346.95205	$7,893,358.76	$126.60

Monthly rate of return			-3.49%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 2

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2015

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$1,217,959.22
Unrealized trading gain (loss)	(4,011,359.00)
Less: Commissions	(66,579.42)
Less: Trading Fee paid to Managing Owner	(113,644.31)
Interest income	46,644.32

Total Income	(2,926,979.19)

EXPENSES
Trading fees	0.00
Broker service fees	28,240.94
Incentive fees	(83,279.44)
Management fees	81,939.77

Total Expenses	26,901.27

Net Income (Loss)	$(2,953,880.46)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	450,326.36649	$59,053,118.14	$131.13
Current month additions	6,175.22240	769,715.11
Current month redemptions	(9,677.21162)	(1,153,983.62)
Net income (loss) for current month		(2,953,880.46)	(6.44)

Net asset value, end of current month	446,824.37727	$55,714,969.17	$124.69

Monthly rate of return			-4.91%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2015

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$349,134.27
Unrealized trading gain (loss)	(430,002.04)
Less: Commissions	(9,878.68)
Less: Trading Fee paid to Managing Owner	(17,129.08)
Interest income	5,473.36

Total Income	(102,402.17)

EXPENSES
Trading fees	0.00
Broker service fees	7,333.03
Incentive fees	11,094.33
Management fees	48,209.73

Total Expenses	66,637.09

Net Income (Loss)	$(169,039.26)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	117,092.06423	$13,473,089.05	$115.06
Current month additions	367.83946	39,624.96
Current month redemptions	(2,367.29291)	(250,823.33)
Net income (loss) for current month		(169,039.26)	(1.03)

Net asset value, end of current month	115,092.61078	$13,092,851.42	$113.76

Monthly rate of return			-1.13%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2015

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$1,056,784.36
Unrealized trading gain (loss)	(1,745,003.23)
Less: Commissions	(19,758.93)
Less: Trading Fee paid to Managing Owner	(46,762.27)
Interest income	19,825.65

Total Income	(734,914.42)

EXPENSES
Trading fees	0.00
Broker service fees	16,204.50
Incentive fees	39,624.18
Management fees	54,674.11

Total Expenses	110,502.79

Net Income (Loss)	$(845,417.21)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	195,954.59464	$24,115,847.89	$123.07
Current month additions	2,063.33706	244,644.96
Current month redemptions	(5,693.18925)	(686,777.71)
Net income (loss) for current month		(845,417.21)	(4.37)

Net asset value, end of current month	192,324.74245	$22,828,297.93	$118.70

Monthly rate of return			-3.55%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND